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                                                                     EXHIBIT 12



                     [KIRKPATRICK & LOCKHART LLP LETTERHEAD]



                                February 12, 1999



AIM Investment Funds
11 Greenway Plaza, Suite 100
Houston, TX 77046

Ladies and Gentlemen:

         AIM Investment Funds (formerly G.T. Investment Funds, Inc.) ("Trust"), on behalf of AIM Emerging Markets Fund ("Target") and AIM Developing Markets Fund ("Acquiring Fund"), each a segregated portfolio of assets ("series") of Trust,(1) has requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization and Termination adopted by Trust effective as of November 30, 1998 ("Plan"). Specifically, Trust has requested our opinion:

                  (1) that Target's transfer of its assets to Acquiring Fund in exchange solely for voting shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") and the assumption by Acquiring Fund of Target's liabilities, followed by the distribution of those shares by Target pro rata to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders"), constructively in exchange for their shares of beneficial interest in Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a "reorganization" within the meaning of section 368(a)(1)(D)(2) and that each Fund will be a "party to a reorganization" within the meaning of section 368(b),

                  (2) that neither the Funds nor the Shareholders will recognize any gain or loss on the Reorganization, and

                  (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Funds' currently effective prospectuses and statements of additional information ("SAIs"), (2) the Plan, (3) the prospectus/proxy statement

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(1) Target and Acquiring Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds."

(2) All section references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("Regulations").
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dated December 28, 1998, that was furnished in connection with the solicitation of proxies by Trust's board of trustees for use at a special meeting of Target shareholders held on February 10, 1999 ("Proxy Statement"), and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of Trust and the representations described below and made in the Plan (as provided in paragraph 5.6 thereof) (collectively "Representations").

                                      FACTS

         Trust is a business trust organized under the Delaware Business Trust Act (Del. Code Ann. title 12, Section 3801 et seq. (1977)) ("Delaware Act") pursuant to an Agreement and Declaration of Trust dated May 7, 1998 ("Declaration of Trust"); each Fund is a series thereof. Trust is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act") ("Open-End Investment Company"). The Target Shares are divided into three classes, designated Class A, Class B, and Advisor Class shares ("Class A Target Shares," "Class B Target Shares," and "Advisor Class Target Shares," respectively). The Acquiring Fund Shares are divided into three classes, also designated Class A, Class B, and Advisor Class shares ("Class A Acquiring Fund Shares," "Class B Acquiring Fund Shares," and "Advisor Class Acquiring Fund Shares," respectively), substantially identical to the classes of Target Shares.

         The Reorganization, together with all related acts necessary to consummate it, will take place on February 12, 1999, or on such later date as the conditions thereto are satisfied ("Closing Date"). At or immediately before 5:00 p.m., Central time, on the Closing Date ("Effective Time"), Target will declare and pay to its shareholders a dividend and/or other distribution in an amount large enough so that it will have distributed substantially all (and in any event not less than 90%) of its investment company taxable income (computed without regard to any deduction for dividends paid) and substantially all of its realized net capital gain, if any, for the current taxable year through the Effective Time.

         The Funds' investment objectives and policies, which are substantially similar, are described in the Proxy Statement and their respective prospectuses and SAIs. The Funds also have the same investment adviser, sub-adviser (and Target's two portfolio managers are two of Acquiring Fund's three portfolio managers), transfer agent, custodian, and distributor.

         In considering the Reorganization, Trust's board of directors ("board") made an extensive inquiry into a number of factors (which are described in the Proxy Statement, together with a discussion of the reasons for the Reorganization). Pursuant thereto, the board approved the Plan, subject to approval of Target's shareholders. In doing so, the board, including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) thereof, determined that the Reorganization is in Target's best interests and that Target's shareholders' interests will not be diluted as a result of the Reorganization.

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         The Plan, which specifies that it is intended to be, and is adopted as, a plan of reorganization within the meaning of Treas. Reg. Section 1.368-2(g), provides in relevant part for the following:

                  (1) The acquisition by Acquiring Fund of all cash, cash equivalents, securities, receivables (including dividend and interest receivables), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property owned by Target at the close of regular trading on the New York Stock Exchange, or such other time as Trust may determine, on the Closing Date ("Valuation Time") (collectively "Assets"), in exchange solely for

                           (a) the number of full and fractional (to the third
                  decimal place) (i) Class A Acquiring Fund Shares determined by dividing the total value of the Assets less the amount of the Liabilities (as defined below) as of the Valuation Time ("Target's Net Value") attributable to the Class A Acquired Fund Shares by the net asset value ("NAV") per Class A Acquiring Fund Share as of that time, (ii) Class B Acquiring Fund Shares determined by dividing Target's Net Value attributable to the Class B Acquired Fund Shares by the NAV per Class B Acquiring Fund Share as of the Valuation Time, and
                  (iii) Advisor Class Acquiring Fund Shares determined by dividing Target's Net Value attributable to the Advisor Class Acquired Fund Shares by the NAV per Advisor Class Acquiring Fund Share as of the Valuation Time, and

                           (b) Acquiring Fund's assumption of all of Target's
                  liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"), subject to Target's agreement to use its reasonable best efforts to discharge all of its known Liabilities, so far as may be possible, prior to the Closing Date,

                  (2) The constructive distribution of such Acquiring Fund Shares to the Shareholders, by class, and

                  (3) The termination of Target as a designated series of Trust as soon as reasonably practicable, but no later than six months, after the Closing Date.

On completion of the distribution described in (2), all outstanding Target Shares will be cancelled on Trust's books.

         Section 9.1 of the Declaration of Trust provides that "[i]t is intended that the Trust, or each [series] if there is more than one [series], be classified for income tax purposes as an association taxable as a corporation, and the Trustees shall do all things that they . . . determine are necessary to achieve

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that objective, including (if they so determine) electing such classification on
Internal Revenue Form 8832."

                                 REPRESENTATIONS

         Trust has represented and warranted to us as follows:

                  (1) The aggregate fair market value of the Acquiring Fund Shares of each class to be received by the Shareholders will be approximately equal to the aggregate fair market value of the Target Shares of the corresponding class constructively surrendered in exchange therefor;

                  (2) There is no plan or intention of Shareholders who own 5% or more of the Target Shares, and to the best of Trust's knowledge the remaining Shareholders have no present plan or intention, of selling, exchanging, redeeming, or otherwise disposing of a number of the Acquiring Fund Shares to be received by them in connection with the Reorganization that would reduce the Shareholders' ownership of issued and outstanding Acquiring Fund Shares to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all the formerly outstanding Target Shares as of the same date. Shares of either Fund held by the Shareholders and otherwise sold, redeemed, or disposed of before or after the Reorganization will be considered in making this representation, except for shares that have been, or will be, redeemed by either Fund in the ordinary course of its business as a series of an Open-End Investment Company;

                  (3) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this calculation, any amounts used by Target to pay its Reorganization expenses and redemptions and distributions made by it immediately before the Reorganization (except for (a) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 and (b) redemptions not made as part of the Reorganization) will be included as assets thereof held immediately before the Reorganization;

                  (4) Each Fund is a "fund" as defined in section 851(g)(2); each Fund qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; and each Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (5) At the time of the Reorganization, Target shall not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Target Shares, except for the right of investors to acquire Target Shares at NAV in the ordinary course of its business as a series of an Open-End Investment Company;

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                  (6) From the date it commenced operations and ending on the
         Closing Date, Target will have conducted its "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) in a substantially unchanged manner; and in anticipation of the Reorganization, Target will not dispose of Assets that, in the aggregate, will result in less than 50% of its "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) being transferred to Acquiring Fund. Following the Reorganization, Acquiring Fund will continue that historic business or use a significant portion of such historic business assets in a business; and Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the Assets, other than in the ordinary course of its business and to the extent necessary to maintain its status as a RIC;

                  (7) Neither Fund is under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);

                  (8) Not more than 25% of the value of the total Assets (excluding cash, cash equivalents, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such Assets is invested in the stock and securities of five or fewer issuers; and immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

                  (9) The Liabilities were incurred by Target in the ordinary course of business;

                  (10) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

                  (11) Acquiring Fund does not directly or indirectly own, nor will it have owned at any time during the five-year period ending on the Closing Date, directly or indirectly, any shares of Target;

                  (12) Acquiring Fund has no plan or intention (a) to issue additional shares of beneficial interest therein following the Reorganization, except for shares issued in the ordinary course of its business as a series of an Open-End Investment Company, or (b) to reacquire any of the Acquiring Fund Shares issued in the Reorganization, except to the extent that Acquiring Fund is required by the 1940 Act to redeem any of its shares presented for redemption at NAV in the ordinary course of that business;

                  (13) No consideration other than the Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in connection with the Reorganization;

                  (14) There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;



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                  (15) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

                  (16) The fair market value on a going concern basis of the Assets will equal or exceed the sum of the Liabilities to be assumed by Acquiring Fund plus the Liabilities to which the Assets are subject; and

                  (17) Immediately after the Reorganization, the Shareholders will be in "control" of Acquiring Fund within the meaning of section 304(c).

                                     OPINION

         Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) Target's transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares pro rata to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(D), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) Target will recognize no gain or loss on its transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                  (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets from Target in exchange for Acquiring Fund Shares and its assumption of the Liabilities;

                  (4) Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

                  (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

                  (6) A Shareholder's basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided they are held as capital assets by the Shareholder on the Closing Date.

         The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements

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of the Internal Revenue Service ("Service") in existence on the date hereof and
(2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.

                                    ANALYSIS

I. The Reorganization Will Qualify as a Reorganization under Section 368(a)(1)(D), and Each Fund Will Be a Party to a Reorganization.

         A.       Each Fund Is a Separate Corporation.

         A reorganization under section 368(a)(1)(D) (a "D Reorganization") involves a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee corporation; but only if, pursuant to the plan of reorganization, stock or securities of the transferee corporation are distributed in a transaction that qualifies under sections 354, 355, or 356.(3) For a transaction to qualify as a D Reorganization, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series thereof.

         Treasury Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section of the Regulations states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] Section 301.7701-2."(4) Furthermore, pursuant to Treas. Reg. Section 301.7701-4(c)(1), "[a]n `investment' trust will not be classified as a

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(3) For purposes of section 368(a)(1)(D), in the case of a transaction such as the Reorganization, the term "control" means ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock. See Sections 368(a)(2)(H)(i) and 304(c).

(4) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. Sections 301.7701-1 through -3 and parts of -4, the so-called "check-the-box Regulations") to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-2 I.R.B. 11. Treasury Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes...that is not properly classified as a trust under [Treas. Reg.] Section 301.7701-4 or otherwise subject to special treatment under the
 ...Code." Trust is not subject to any such special treatment.

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trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701 (1942)."

         Based on these criteria, Trust does not qualify as a trust for federal income tax purposes. Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under the Declaration of Trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- Acquired Fund (as well as each other series thereof) has been a managed portfolio of securities, and its investment adviser and sub-adviser have had the authority to buy and sell securities for it. Trust is not simply an arrangement to protect or conserve property for the beneficiaries, but it is designed to carry on a profit-making business. Accordingly, we believe that Trust will not be classified as a trust, and instead will be classified as a business entity, for federal income tax purposes.

         Treasury Regulation Section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal income tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. Section 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that Regulation (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. Section 301.7701-3(a). The default classification for a multi-member domestic eligible entity is a partnership. See Treas. Reg. Section 301.7701-3(b)(1)(i) ("unless the entity elects otherwise, a domestic eligible entity is a partnership if it has two or more members"). Thus, unless Trust elects otherwise, it will be classified as a partnership for federal income tax purposes.(5) Section 9.1 of the Declaration of Trust, however, states the intention that "the Trust, or each [series] if there is more than one [series], be classified for income tax purposes as an association taxable as a corporation" and directs the trustees to do everything they deem necessary to achieve that objective, including electing such classification on Internal Revenue Form 8832 (Entity Classification Election). Accordingly, assuming that Trust implements that intention, including filing such form if necessary,(6) we believe that Trust will be classified as a corporation for federal income tax purposes.

         Trust as such, however, is not participating in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets (such as the Funds) could not
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(5) It is interesting to note that under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see Hecht v. Malley, 265 U.S. 144 (1924)), which for these purposes has similar characteristics to a Delaware business trust, such as Trust.

(6) Absent filing such form, Trust could nevertheless achieve the intended result because if it were classified as a partnership rather than as a corporation, then it would be a "publicly traded partnership" under section 7704, which is "treated as a corporation" for federal tax purposes.

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corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust). Also see section 3806(b)(2) of the Delaware Act (implying the separateness of the series of a Delaware business trust). Accordingly, we believe that each Fund will be a separate corporation, and their shares will be treated as shares of corporate stock, for purposes of section 368(a)(1)(D).

         B. Transfer of "Substantially All" of the Properties.

         Section 354(b)(1)(A) provides that, for an exchange pursuant to a plan of a D Reorganization to receive tax-free treatment under section 354 (see V below), the transferee corporation must acquire "substantially all" of the assets of the transferor. For purposes of issuing private letter rulings, the Service considers the transfer of at least 70% of the transferor's gross assets, and at least 90% of its net assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B.
568. We believe the Plan constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g); and the Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

         C. Requirements of Continuity.(7)

         Treasury Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest").

            1. Continuity of Business Enterprise.

         To satisfy the continuity of business enterprise requirement of Treas. Reg. Section 1.368-1(d)(1), the issuing corporation must either (i) continue the target corporation's historic business ("business continuity") or (ii) use a significant portion of the target corporation's assets in a business ("asset continuity").

         While there is no authority that deals directly with the requirement of continuity of business enterprise in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal securities. P acquired the assets of T in exchange for P common stock in a transaction that

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(7) On January 23, 1998, the Service released final Regulations dealing with both continuity requirements described below and temporary Regulations dealing with the continuity of interest requirement (collectively, "Continuity Regulations"). The Continuity Regulations generally apply to transactions occurring after January 28, 1998, with an exception not relevant here. Accordingly, the references below to Treas. Reg. Sections 1.368-1(b), (d), and
(e) are to those sections as adopted by the Continuity Regulations.

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was intended to qualify as a reorganization under Section 368(a)(1)(C) (the acquisition by one corporation, in exchange solely for voting stock, of substantially all the properties of another corporation), which also is subject to the continuity of business enterprise requirement. Prior to the exchange, T sold its entire portfolio of corporate securities and purchased a portfolio of municipal securities. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate securities after the exchange caused the transaction to lack business continuity as well.

         The Funds' investment objectives and policies are substantially similar, and they have the same investment adviser and sub-adviser (and, to a large extent, the same portfolio managers). Moreover, following the Reorganization, Acquiring Fund will continue Target's "historic business" or use a significant portion of Target's "historic business assets" (as those terms are defined in Treas. Reg. Section 1.368-1(d)(2) and (3), respectively) in a business; and Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the Assets, other than in the ordinary course of its business and to the extent necessary to maintain its status as a RIC. Accordingly, there will be business continuity and/or asset continuity.

         For all the foregoing reasons, we believe that the Reorganization will meet the continuity of business enterprise requirement.(8)

            2. Continuity of Interest.

         Treasury Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That Regulation goes on to provide that
"[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         The Fifth Circuit has ruled that a redemption of 48% of the stock of a transferor corporation was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("a mere change in identity, form, or place or organization") ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the stock in the transferee. Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967); see also Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a

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(8) See Priv. Ltr. Rul. 9749013 (Sept. 5, 1997) (acquisition of one closed-end investment company by another).

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transaction from qualifying as an F Reorganization). For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation. Rev. Proc. 77-37, 1977-2 C.B. 568; but see Rev. Rul. 56-345, 1956-2
C.B. 206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed in order to allow investment in a third RIC); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer). Although shares of both the target and acquiring funds held by the target's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or by Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to
Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998).(9)

         No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Rev. Rul. 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

         There is no plan or intention of Shareholders who own 5% or more of the Target Shares, and to the best of Trust's knowledge the remaining Shareholders have no present plan or intention, to sell, exchange, redeem, or otherwise dispose of a number of the Acquiring Fund Shares to be received by them in connection with the Reorganization that would reduce the Shareholders' ownership of issued and outstanding Acquiring Fund Shares to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all the formerly outstanding Target Shares as of the same date. (For these purposes, Shares of either Fund held by the Shareholders and otherwise sold, redeemed, or disposed of before or after the Reorganization will be considered, except for shares that have been, or will be, redeemed by either Fund in the ordinary course of its business as a series of an Open-End Investment Company.) Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering

----------------
(9) Although, under section 6110(j)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981).

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separate and unrelated to the Reorganization and not as a result thereof. See
Reef Corp. v. Commissioner, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an Open-End Investment Company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)); those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as an open-end series and not from the D Reorganization as such.

         Accordingly, we believe that the Reorganization will meet the continuity of interest requirement of Treas. Reg. Section 1.368-1(b).

         D. Control and Distribution by Target.

         As noted above, a corporation's transfer of assets to another corporation will qualify as a D Reorganization only if (1) immediately thereafter the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee and (2) pursuant to the plan, stock or securities of the transferee are distributed in a transaction that qualifies under section 354, among others (and, pursuant to section 354(b)(1)(B), all such stock or securities, as well as the transferor's other properties, are distributed pursuant to the plan). For purposes of clause (1), as applicable here (see sections 368(a)(2)(H)(i) and 304(c)(1)), "control" is defined as the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock; the Shareholders will be in control (as so defined) of Acquiring Fund immediately after the Reorganization. With respect to clause (2), under the Plan -- which, as noted above, we believe constitutes a plan of reorganization -- Target will distribute all the Acquiring Fund Shares to the Shareholders in constructive exchange for their Target Shares. As noted in V. below, we believe that that distribution will qualify under section 354(a). Accordingly, we believe that the control and distribution requirements will be satisfied.

         E. Business Purpose.

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         F. Satisfaction of Section 368(a)(2)(F).

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the

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transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders unless, among other things, the investment company is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

Each Fund will meet the requirements for qualification and treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a D Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a reorganization within the meaning of section 368(a)(1)(D).

         G. Each Fund Will Be a Party to a Reorganization.

         Section 368(b)(2) and Treas. Reg. Section 1.368-2(f) provide that if one corporation transfers substantially all of its properties to a second corporation in exchange for all or a part of the voting stock of the second corporation, then both corporations are parties to a reorganization. Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities). Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      Target Will Recognize No Gain or Loss.

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (As noted above, such a distribution is required for qualification as a D Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.
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         As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and will be terminated pursuant to the Plan, distributing those shares to its shareholders in constructive exchange for their Target Shares. As also noted above, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.10


III.     Acquiring Fund Will Recognize No Gain or Loss.

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt by it of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV. Acquiring Fund's Basis for the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Target's Holding Period.

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the property was held by the transferor. As noted above, it is our opinion that Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.       A Shareholder Will Recognize No Gain or Loss.

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in

----------------
(10) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966).
Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Trust's books) and will be treated as having been exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B.
136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI. A Shareholder's Basis for Acquiring Fund Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Target Shares.

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis for the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) at the time of the exchange. As noted above, it is our opinion that a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares constructively surrendered in exchange therefor, provided those Target Shares were capital assets at the Effective Time.

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         We hereby consent to the reference to our firm under the caption
"Additional Information about the Reorganization -- Federal Tax Considerations" in the Proxy Statement.


                                            Very truly yours,

                                            KIRKPATRICK & LOCKHART LLP



                                            By: /s/ Theodore L. Press
                                                -------------------------------
                                                    Theodore L. Press